Exhibit 99.1

DLJ Merchant Banking Partners and AIG Highstar Capital, L.P. To Sell American Ref-Fuel Holdings Corp. to Danielson Holding Corporation

    MONTVALE, N.J.--(BUSINESS WIRE)--Feb. 1, 2005--DLJ Merchant Banking Partners and AIG Highstar Capital, L.P. today announced that they have signed a definitive agreement to sell American Ref-Fuel Holdings Corp. ("ARC Holdings") to Danielson Holding Corporation. ARC Holdings is the parent of MSW Energy Holdings LLC and MSW Energy Holdings II LLC.
    Danielson will pay $740 million in cash for the equity of ARC Holdings and will assume the consolidated net debt of ARC Holdings, which as of September 30, 2004 was approximately $1.2 billion ($1.5 billion of consolidated indebtedness and $0.3 billion of cash). Subject to receipt of regulatory approvals and required financing, the transaction is expected to close in the second quarter of 2005.
    Danielson is purchasing ARC Holdings from DLJ Merchant Banking Partners and its affiliated co-investors, each managed by Credit Suisse First Boston's Alternative Capital Division, and AIG Highstar Capital, L.P. and certain of its affiliates. AIG Highstar Capital, L.P. is a private equity fund sponsored by AIG Global Investment Corp. Credit Suisse First Boston LLC is acting as financial advisor to ARC Holdings. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Weil, Gotshal & Manges LLP are acting as transaction counsel to ARC Holdings.

    CONTACT: MSW Energy Holdings LLC
             Joanne Pagliuca, 201-690-4844